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As filed with the Securities and Exchange Commission on August 25, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	95-4448705 (I.R.S. Employer Identification No.)
401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401 (Address of principal executive offices)

THE MACERICH COMPANY 2003 EQUITY INCENTIVE PLAN
THE MACERICH COMPANY EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Richard A. Bayer
Executive Vice President, General Counsel and Secretary
The Macerich Company
401 Wilshire Boulevard
Santa Monica, California 90401
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (310) 394-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share:

2003 Equity Incentive Plan	6,000,000 shares(1)(2)	$36.615(3)	$219,690,000(3)	$17,772.92(3)

Employee Stock Purchase Plan	750,000 shares(1)(2)	$36.615(3)	$27,461,250(3)	$2,221.62(3)

Total	6,750,000 shares(1)(2)	$36.615(3)	$247,151,250(3)	$19,994.54(3)

(1)
This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectuses, and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate number of shares, options and rights, which by reason of certain events specified in The Macerich Company 2003 Equity Incentive Plan and The Macerich Company Employee Stock Purchase Plan (collectively, the "Plans") may become subject to the Plans.

(2)
Each share is accompanied by a preferred share purchase right pursuant to the Registrant's Agreement dated November 10, 1998, with EquiServe Trust Company, N.A., as rights agent.

(3)
Pursuant to Rule 457(h) of the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 20, 2003 as reported on the New York Stock Exchange and published in the Wall Street Journal.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

        The following documents of The Macerich Company (the "Company") filed with the Commission are incorporated herein by reference:

          (a)   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 27, 2003;

          (b)   The Company's Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 31, 2003, filed with the Commission on May 14, 2003, and June 30, 2003, filed with the Commission on August 14, 2003;

          (c)   The Company's Current Report on Form 8-K filed with the Commission on July 14, 2003;

          (e)   The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on March 4, 1994, as amended on Form 8-K, dated August 5, 1994, and any other amendment or report filed for the purpose of updating such description; and

          (f)    The description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A, filed with the Commission on November 13, 1998, and any other amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action or (2) actual receipt of an improper benefit or profit in money, property or services. The Company's charter (the "Charter") has incorporated a provision that limits the liability of its directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

        The Charter requires the Company to indemnify its present and former officers and directors, whether serving the Company or at its request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. The Company's bylaws (the "Bylaws") specify the procedures for indemnification and advance of expenses.

        The Partnership Agreement of the Company's operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), also provides for indemnification of the Company and its officers and directors similar to that provided to officers and directors of the Company in the Charter, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter.

        The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company's executive officers and directors. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under the Company's directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws of the

Company and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

        See the attached Exhibit Index at page 9.

Item 9. Undertakings

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 30th day of July, 2003.

THE MACERICH COMPANY

By:	/s/ RICHARD A. BAYER Richard A. Bayer Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

        We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Mace Siegel, Dana K. Anderson, Arthur M. Coppola, Thomas E. O'Hern and Richard A. Bayer, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to perform any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MACE SIEGEL Mace Siegel	Chairman of the Board of Directors	July 30, 2003
/s/ DANA K. ANDERSON Dana K. Anderson	Vice Chairman of the Board of Directors	July 30, 2003
/s/ ARTHUR M. COPPOLA Arthur M. Coppola	President and Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2003
/s/ EDWARD C. COPPOLA Edward C. Coppola	Executive Vice President and Director	July 30, 2003

/s/ JAMES S. COWNIE James S. Cownie	Director	July 30, 2003
/s/ FRED S. HUBBELL Fred S. Hubbell	Director	July 30, 2003
/s/ STANLEY A. MOORE Stanley A. Moore	Director	July 30, 2003
/s/ WILLIAM P. SEXTON William P. Sexton	Director	July 30, 2003
/s/ THOMAS E. O'HERN Thomas E. O'Hern	Executive Vice President, Treasurer and Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	The Macerich Company 2003 Equity Incentive Plan.(1)
4.2	The Macerich Company Employee Stock Purchase Plan.(2)
5.1	Opinion of Venable, Baetjer and Howard, LLP (opinion regarding legality of the securities).
23.1	Consent of PricewaterhouseCoopers, LLP (Independent Accountants).
23.2	Consent of KPMG LLP (Independent Accountants).
23.3	Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5.1).
24	Power of Attorney (included in this Registration Statement at page 7).

(1)
Previously filed with the Commission as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and incorporated herein by this reference.

(2)
Previously filed with the Commission as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and incorporated herein by this reference.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX